KPMG Peat Marwick
                Certified Public Accountants
                  725 South Figueroa Street
                   Los Angeles, CA  90017


               CONSENT OF INDEPENDENT AUDITORS


We consent to incorporation by reference in the Registration Statements (Nos. 33-35188 and 33-20076) on Form S-8 of H. F. Ahmanson & Company of our report dated May 27, 1994, relating to the statements of net assets available for Plan benefits of the Ahmanson Advantage Account as of December 31, 1993 and 1992 and the related statements of changes in net assets available for Plan benefits for each of the years in the three-year period ended December 31, 1993, and all related schedules, which report appears in the December 31, 1993 annual report on Form 11-K of the Ahmanson Advantage Account.


                                  KPMG PEAT MARWICK


Los Angeles, California
June 28, 1994